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                                                                 Exhibit 10.33.1

                      MEMBER TRANSMISSION SERVICE AGREEMENT

                                     between

                        GEORGIA TRANSMISSION CORPORATION

                      (AN ELECTRIC MEMBERSHIP CORPORATION)

                                       and

                          OGLETHORPE POWER CORPORATION

         (AN ELECTRIC MEMBERSHIP GENERATION & TRANSMISSION CORPORATION)

                                   dated as of

                                  March 1, 1997
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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

        RECITALS...............................................................1

 1.     DEFINED TERMS; SERVICES................................................2
        1.1    Definitions.....................................................2
        1.2    Purchase and Sale of Network Transmission Service...............2
               1.2.1  Purchase and Sale........................................2
               1.2.2  Initial Term.............................................3
               1.2.3  Reduction in Service.....................................3
        1.3    Purchase and Sale of Point-To-Point Transmission Service........3
               1.3.1  Purchase and Sale........................................3
               1.3.3  After Initial Term.......................................4
        1.4    Comparability...................................................4

 2.     RECEIPT AND DELIVERY POINTS; DIRECT
                      ASSIGNMENT FACILITIES....................................4
        2.1    Receipt and Delivery Points.....................................4
        2.2    New Transmission Customer-Owned Facilities......................4

 3.     REPRESENTATIONS, WARRANTIES, AND COVENANTS.............................4
        3.1    Mutual Representations..........................................4
        3.2    Covenants of the Transmission Customer..........................5
        3.3    Covenants of GTC................................................5
               3.3.1  Prudent Utility Practice.................................5
               3.3.2  Non-Discrimination.......................................5

 4.     RATES AND PAYMENT......................................................5
        4.1    Rates...........................................................5
               4.1.1  General; Periodic Review.................................5
               4.1.2  Transmission Customer's Unconditional Obligation
                      to Pay...................................................6
               4.1.3  Minimum Rates............................................6
               4.1.4  Allocation of Payment Defaults...........................6
               4.1.5  Rate Design..............................................7
               4.1.6  Functional Unbundling....................................7
               4.1.7  Budget...................................................7
        4.2    Reasonableness of Rates.........................................7
               4.2.1  Fixed Rate Contract......................................7
               4.2.2  Formulaic Rate...........................................7
               4.2.3  Regulatory Review........................................7
               4.2.4  Conforming Amendments....................................8
               4.2.5  Fixed Network Rates......................................8

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 5.     RIGHTS OF ACCESS, RECORDS AND ACCOUNTS.................................8
        5.1    Right of Access.................................................8
        5.2    Records and Accounts............................................8
               5.2.1  Accounting Records.......................................8
               5.2.2  Access to Books and Records..............................9

 6.     DEFAULTS AND REMEDIES..................................................9
        6.1    Events of Default and Remedies..................................9
               6.1.1  Payment Default..........................................9
               6.1.2  Suspension of Service....................................9
               6.1.3  Termination..............................................9
               6.1.4  Transmission Customer's Obligations.....................10
               6.1.5  GTC's Failure to Deliver................................10
               6.1.6  Performance Default.....................................10
               6.1.7  Remedies................................................10

 7.     TRANSFER AND ASSIGNMENT...............................................10
        7.1    Reorganizations, Transfers and Sales of Assets by the
               Transmission Customer..........................................10
               7.1.1  Dissolution or Liquidation..............................10
               7.1.2  Permitted Transactions..................................11
               7.1.3  Service Territory and Distribution System...............12
               7.1.4  Specific Performance....................................12
        7.2    Assignments....................................................12
               7.2.1  General.................................................12
               7.2.2  Assignment for Security.................................13
               7.2.3  Corporate Reorganization................................13
               7.2.4  Receiver or Trustee in Bankruptcy.......................14
               7.2.5  Express Rejection of Implied Limitations................14

 8.     EFFECTIVENESS AND TERM................................................14
        8.1    Effective Date and Term........................................14
               8.1.1  Effective Date..........................................14
               8.1.2  Term....................................................14
               8.1.3  Reduction in Term.......................................15

 9.     INDEMNIFICATION AND LIABILITY.........................................15
        9.1    Force Majeure..................................................15
        9.2    Indemnification................................................15
        9.3    Consequential and Indirect Damages.............................15

 10.    MISCELLANEOUS.........................................................15

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 10.1   Title and Risk of Loss................................................15
 10.2   Notices...............................................................15
 10.3   Communications Regarding Emergencies..................................16
 10.4   Governing Law.........................................................17
 10.5   Waivers and Exercise of Rights........................................17
        10.5.1 Waiver.........................................................17
        10.5.2 Subsequent Default.............................................17
        10.5.3 Exercise of Rights.............................................17
 10.6   Counterparts..........................................................17
 10.7   Compliance with Legal Requirements....................................17
 10.8   Severability..........................................................17
 10.9   Third-Party Beneficiaries.............................................17
        10.9.1 No Third-Party Beneficiaries...................................17
        10.9.2 Enforcement....................................................18
        10.9.3 Responsibility of Parties......................................18
 10.10  No Dedication of Facilities...........................................18
 10.11  Action by Affiliates..................................................18
 10.12  Independent Contractors...............................................18
 10.13  Rules of Construction.................................................18
        10.13.1         Headings..............................................18
        10.13.2         Including.............................................18
        10.13.3         Singular and Plural...................................18
        10.13.4         Time of the Essence...................................19
 10.14  Survival..............................................................19
 10.15  Amendments............................................................19
 10.16  Relationship of GTC to Transmission Customer..........................19
 10.17  Transmission Customer's Information Obligations.......................19
 10.18  Entire Agreement......................................................19
 10.19  Retail Distribution...................................................20
 10.20  Periodic Review of Scheduling Procedures..............................20

Exhibit A - Definitions......................................................A-1

Exhibit B - Service Specifications...........................................B-1

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                      MEMBER TRANSMISSION SERVICE AGREEMENT


     THIS MEMBER TRANSMISSION SERVICE AGREEMENT, dated as of March 1, 1997 (together with permitted amendments hereto, this "Agreement"), is entered into by and between Georgia Transmission Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia ("GTC"), and Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia (the "Transmission Customer" or "OPC").

                                R E C I T A L S :

     WHEREAS, the other GTC Members joined together, beginning in 1974, to form OPC in order to share the benefits and costs of ownership of an entity that would engage in providing electric capacity and energy for the benefit of its members; and

     WHEREAS, GTC was formed to separate the transmission business from the generation business of OPC but in all other respects to retain and share the costs and benefits of ownership of an entity that would deliver Transmission Service for the benefit of the GTC Members; and

     WHEREAS, GTC has agreed to purchase the transmission assets and business of OPC and thus will own and operate electric transmission facilities and in the future will construct additional electric transmission facilities or purchase or otherwise obtain Transmission Service for the purpose, among others, of supplying Transmission Service to the GTC Members, several of which are borrowers from the Rural Utilities Service, as successor to the Rural Electrification Administration (the "RUS"), and others; and

     WHEREAS, GTC has adopted a Transmission Service Tariff (as amended, supplemented or replaced from time to time, the "GTC Tariff") under which it will provide transmission and ancillary services to all customers, including GTC Members; and

     WHEREAS, GTC has agreed to assume a portion of the secured obligations of OPC, including a portion of the loans evidenced by mortgage notes (collectively, the "Notes") made or guaranteed by the United States of America ( the "Government"), acting through the Administrator of the RUS (the "Administrator") and certain loans made by, or securities issued to, or obligations undertaken to, others (the "Assumed Obligations"); and

     WHEREAS, GTC may in the future finance construction of additional transmission facilities in whole or in part through loans made or guaranteed by the Government, acting through the Administrator, and loans made by, or securities issued to, or obligations undertaken to, others, and

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may in the future obtain additional loans or issue additional securities or obligations (the "Future Obligations"); and

     WHEREAS, the Assumed Obligations and certain of the Future Obligations (collectively, with the Assumed Obligations, the "Secured Obligations") are to be secured by a Trust Indenture, dated as of March 1, 1997, from GTC, as Grantor, to SunTrust Bank, Atlanta, as it may hereafter be amended, supplemented, restated or replaced or substituted for from time to time (the "Trust Indenture"); and

     WHEREAS, this Agreement and payments due to GTC under this Agreement will be pledged and assigned to secure the Secured Obligations to the extent provided in the Trust Indenture; and

     WHEREAS, the Government and certain other lenders are relying on this Agreement and other transmission service agreements between GTC and the other GTC Members to assure that the Secured Obligations are repaid and the purposes of the Rural Electrification Act of 1936, as amended (the "RE Act"), are carried out, and GTC and the Transmission Customer, by executing this Agreement, acknowledge that reliance; and

     WHEREAS, the Transmission Customer has determined that its interests and the interests of its consumers will be best served by purchasing Transmission Service from GTC on the terms and conditions of this Agreement;

     WHEREAS, the Transmission Customer is undertaking to purchase from GTC, and GTC is undertaking to sell to the Transmission Customer, Transmission Service in accordance with and pursuant to the terms and conditions herein set forth; and

     WHEREAS, notwithstanding the foregoing, as the result of GTC and OPC each having the same members, GTC and OPC have determined that it is necessary and appropriate for GTC to impose financial obligations on such common members directly through their individual service agreements with GTC, rather than indirectly through OPC, thereby requiring certain changes in the form of this Member Transmission Service Agreement to reflect OPC's special status;

     NOW, THEREFORE, in consideration of the premises and the mutual undertakings herein contained, GTC and the Transmission Customer hereby agree as follows:

     1. DEFINED TERMS; SERVICES.

          1.1 Definitions. All capitalized terms used herein shall have the respective meanings set forth in Exhibit A attached hereto or, if not set forth in Exhibit A, the meanings set forth in the GTC Tariff, unless the context in which such term is used clearly requires otherwise.

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          1.2 Purchase and Sale of Network Transmission Service.

               1.2.1 Purchase and Sale. GTC shall provide, and the Transmission Customer shall purchase, Network Transmission Service under the GTC Tariff, as now in effect or as it may hereafter be amended, in accordance with the terms of this Agreement.

               1.2.2 Initial Term. During the Initial Term, GTC shall be the sole provider of Transmission Service to deliver the capacity and energy required to serve the Transmission Customer's Native Load Customers located within the Georgia Territory.

               1.2.3 Reduction in Service. After the end of the Initial Term or the end of the First Additional Term, the Transmission Customer may reduce its obligation to purchase Network Transmission Service from GTC to 1553 kilowatts (1553 kW) or any greater amount of Network Load. The Transmission Customer shall provide GTC with written notice of its intent to reduce its obligation to purchase Network Transmission Service (and the amount of Network Load) no later than December 31, 2005 if it wishes to implement such reduction at the expiration of the Initial Term and December 31, 2015 if it wishes to implement such reduction at the end of the First Additional Term. Upon receiving such notice, the Board of Directors of GTC shall determine the estimated cost to GTC of the reduction in the Transmission Customer's obligation. Such amount shall be determined based on the net investment in transmission facilities which has been made (or is expected to be made) by GTC, including construction work in progress, from the commencement of the Initial Term until the effective date of such reduction (i.e., at the end of the Initial Term or at the end of the First Additional Term), excluding Direct Assignment Facilities. Upon receipt of such estimate, the Transmission Customer shall be entitled to withdraw its notice. If the Transmission Customer reduces its obligation, to the extent that responsibility for the annual expense, including margins, determined by the Board of Directors from time to time to be associated with such transmission facility net investment will be shifted to other Transmission Customers after the effective date of any such notice, the Transmission Customer shall remain responsible for those expenses to the extent that those expenses exceed any payments received by GTC pursuant to the ITSA resulting from the reduced Network Load. To the extent that the net growth of Network Load by all other Transmission Customers after the effective date of such notice offsets a reduction in Network Load by the Transmission Customer (and any other Transmission Customers that elect to reduce their obligations to purchase Network Transmission Service), such other Transmission Customers shall thereafter assume responsibility for such expenses. GTC shall at all times maintain written policies for the orderly receipt and administration of the notices, estimates and obligations to pay that are provided for in this Section 1.2.3.

          1.3 Purchase and Sale of Point-To-Point Transmission Service.

               1.3.1 Purchase and Sale. GTC shall provide, and the Transmission Customer shall purchase, Point-To-Point Transmission Service under the GTC Tariff in accordance with the terms of and at the rates provided for in this Agreement.

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               1.3.2 Initial Term. During the Initial Term, GTC shall be the sole provider of Point-To-Point Transmission Service for the Transmission Customer, and GTC shall be the sole provider of Transmission Service to deliver or receive capacity and energy using the Transfer Capability.

               1.3.3 After Initial Term. After the Initial Term, the Transmission Customer shall have no obligation to purchase Point-To-Point Transmission Service from GTC.

          1.4 Comparability. Notwithstanding any change in the GTC Tariff, GTC shall provide Transmission Service to the Transmission Customer on a basis that is comparable to the use of the Transmission System by other GTC Members. Comparable basis refers to the utilization of the legal standard developed by the FERC in determining that there has been no undue discrimination as between the owner of a facility and others that have the right to use the facility. GTC shall ensure that the Transmission Customer's Network Transmission Service for the delivery on a firm basis of power from Network Resources to Network Loads and the Transmission Customer's Firm Point-To-Point Transmission Service (other than at secondary Receipt Points and Delivery Points) will have priority over all non-firm uses of the Transmission System.

     2. RECEIPT AND DELIVERY POINTS; DIRECT ASSIGNMENT FACILITIES.

          2.1 Receipt and Delivery Points. Network Resources, Network Loads, Receipt Points, Delivery Points and all Direct Assignment Facilities for GTC's service to the Transmission Customer pursuant to this Agreement are set forth in Exhibit B to this Agreement, as such Exhibit may be supplemented from time to time in accordance with the GTC Tariff.

          2.2 New Transmission Customer-Owned Facilities. To the extent that the Transmission Customer desires to add with its own funds a newly constructed interconnection point with the ITS or to provide newly constructed substations or other facilities that would otherwise be Direct Assignment Facilities, the Transmission Customer shall provide GTC with as much advance notice as reasonably practicable. GTC shall interconnect such new point as requested by the Transmission Customer unless GTC reasonably determines that the Transmission System cannot reliably accommodate such new interconnection point or facilities. GTC shall promptly provide the engineering and technical specifications that are required by NERC, SERC or the ITSA, or that are otherwise required to reliably accommodate such interconnection point or facilities. GTC or its Designated Agent shall be the sole operator of the transmission portion of such Facilities, regardless of their ownership.

     3. REPRESENTATIONS, WARRANTIES, AND COVENANTS.

          3.1 Mutual Representations. As of the Effective Date, each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation; (ii) it has all requisite power and authority to own, operate,

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and lease its properties and to carry on its business as now conducted; (iii) it has all regulatory authorizations, including any required authorization from the RUS, necessary for it to legally perform its obligations under this Agreement;
(iv) the execution, delivery and performance of this Agreement is within its power, has been duly authorized by all necessary action and does not violate any of the terms or conditions of its governing documents, any contract or any other agreement to which it is a party or any law applicable to it; (v) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses; (vi) there are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against it; and (vii) there are no Legal Proceedings that would be reasonably likely to materially affect its ability to perform this Agreement. Each Party covenants that it will cause the representations and warranties in clauses (i) through (v) to be true and correct throughout the term of this Agreement, and each Party shall promptly inform the other Party of any Legal Proceedings that would cause the representations and warranties in clause (vii) to be not true and correct after the Effective Date.

          3.2 Covenants of the Transmission Customer. The Transmission Customer covenants and agrees to establish, maintain and collect rates and charges for the service of its electric system, and to conduct its business, in a manner that shall produce revenues and receipts at least sufficient to enable the Transmission Customer to pay to GTC, when due, all amounts payable by the Transmission Customer under this Agreement and to pay any and all other amounts payable from, or that might constitute a charge and a lien upon, the revenues and receipts derived from its electric system, including all operation and maintenance expenses and the principal of, premium, if any, and interest on all indebtedness related to the Transmission Customer's electric system.

          3.3 Covenants of GTC.

               3.3.1 Prudent Utility Practice. GTC covenants and agrees that it will plan, construct, operate and maintain the Transmission System or cause the same to be planned, constructed, operated and maintained in accordance with Prudent Utility Practice.

               3.3.2 Non-Discrimination. GTC covenants and agrees that there shall be no undue discrimination in carrying out its obligations under this Agreement relating to the Transmission Customer as compared to other GTC Members or to other customers under the GTC Tariff.

     4. RATES AND PAYMENT.

          4.1 Rates.

               4.1.1 General; Periodic Review. The Transmission Customer shall pay GTC for Transmission Service and, if applicable, Ancillary Services at the rates and on the terms and conditions set forth herein and in the applicable tariffs, as in effect from time to time. GTC at such intervals as it shall deem appropriate, but in any event not less frequently than once in each Contract

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Year, shall review the rates for Transmission Service and Ancillary Services furnished hereunder and under similar Transmission Service Agreements with the other GTC Members, and, if necessary shall revise such rates so that such rates shall produce revenues that shall be sufficient, but only sufficient, with the revenues of GTC from all other sources, to meet all of GTC's costs, to cover all payments on account of indebtedness of GTC, to provide for the establishment and maintenance of reasonable reserves, and to comply with all financial requirements contained in the Trust Indenture or in any indenture, mortgage, or contract relating to any indebtedness or other financial obligations of GTC as they may exist from time to time.

               4.1.2 Transmission Customer's Unconditional Obligation to Pay. The Transmission Customer shall make all payments for Transmission Service and Ancillary Services that are required pursuant to this Agreement in a timely manner, whether or not (i) Transmission Service or Ancillary Services have been or are being delivered to the Transmission Customer hereunder, (ii) GTC's facilities or any part thereof are completed, delayed, terminated, available, operable, operating, retired, sold, leased, transferred, or otherwise disposed of, (iii) the construction or operation of GTC's facilities or any part thereof is suspended, interrupted, interfered with, reduced, curtailed or terminated,
(iv) GTC is able to purchase or otherwise obtain Transmission Service or Ancillary Services from any source, or (v) any similar contract with any other GTC Member is invalid, in each such case for any reason whatsoever and whether or not due to the conduct, acts or omissions of GTC. Such payments by the Transmission Customer shall not be subject to any reduction, whether by offset, recoupment or otherwise, and shall not be conditioned upon performance by the other GTC Members or GTC under this Agreement or any other agreement or instrument. This Section 4.1.2 shall not be construed to release GTC from the performance of any of its obligations expressed in this Agreement or, except to the extent expressly provided in this Agreement, prevent or restrict the Transmission Customer from asserting any rights that it may have against GTC or any other person under this Agreement or any other agreement or under any provision of law or prevent or restrict the Transmission Customer, at its own cost and expense, from prosecuting or defending any action or proceeding against or by third parties or taking any other action to secure or protect its rights under this Agreement.

               4.1.3 Minimum Rates. Notwithstanding any other provision of this Agreement, the rate, including any budget related thereto, shall be set at all times at a level that will enable GTC to comply with the Trust Indenture and other financial requirements contained in any other indenture, mortgage or contract relating to any indebtedness or financial obligations of GTC as they may exist from time to time.

               4.1.4 Allocation of Payment Defaults. The Transmission Customer and GTC expressly acknowledge the right of GTC to increase the rates of all GTC Members except OPC pro rata as necessary to recover revenue shortfalls resulting from a Payment Default by the Transmission Customer or any other GTC Member or Members or any other customer of GTC. OPC is excluded from such increase because its members are already directly obligated to GTC. GTC shall at all times provide in the applicable service schedule for Network Integration Transmission Service a mechanism by which GTC shall allocate any unrecovered costs resulting

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from a Payment Default by the Transmission Customer or a Payment Default of any
other GTC Member or any other customer of GTC and a mechanism for recovering the otherwise unrecovered costs resulting from such default from each such non-defaulting GTC Member, other than OPC, in the proportion of its Network Load at the time of such Payment Default to the aggregate Network Load of all non-defaulting GTC Members, other than OPC, at such time.

               4.1.5 Rate Design. The rates and terms and conditions of service provided by GTC hereunder, including changes from time to time in the applicable tariffs, shall be just and reasonable and not unduly discriminatory, but shall at all times be sufficient to comply with the requirements of Section 4.1.3. Notwithstanding the foregoing, it is the intent of the Parties that the commitment of GTC herein not be construed as an acceptance by GTC of a standard for its treatment of non-GTC Members higher than that required by Sections 211 and 212 of the Federal Power Act.

               4.1.6 Functional Unbundling. GTC shall account for its direct and indirect costs so that the charge for each service GTC provides to one or more GTC Members recovers all direct costs and a share of indirect costs for each service, including administrative and general expenses and margins, allocated in accordance with Accounting Requirements.

               4.1.7 Budget. GTC shall prepare or cause to be prepared and deliver to the Transmission Customer each Contract Year an annual system budget for Transmission Service during the following Contract Year. GTC shall also prepare each year a five (5) year capital expenditure projection describing the transmission facilities, including Direct Assignment Facilities, that are to be constructed or acquired during such five (5) year period.

          4.2 Reasonableness of Rates.

               4.2.1 Fixed Rate Contract. GTC was organized by the Transmission Customer and the other electric membership corporations in Georgia to provide collectively for transmission service for their electric capacity and requirements. This Agreement was established between the Parties, taking into account the present and projected needs for Transmission Service and Ancillary Services of the GTC Members, the costs of the services subject to and contemplated by this Agreement and the alternatives thereto. The Parties agree that the rates established hereunder are just and reasonable under the current circumstances and reflect their determination of what would be just and reasonable under future conditions reasonably contemplated by them. The rates take into account specific benefits achieved by the Parties through this Agreement and not otherwise available to the Parties, and reflect the sharing of those benefits without undue discrimination against any current or future customer of GTC.

               4.2.2 Formulaic Rate. The charges to be paid by the Transmission Customer to GTC for services provided under this Agreement are intended to be adjusted only pursuant to and in accordance with the formulaic rates specified in the GTC Tariff, as such formulae may be revised from time to time. If GTC's rates are not established pursuant to such a formulaic rate mechanism

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as changed from time to time, the Transmission Customer shall have the right to file any applications relating to rates as may be permitted by law.

               4.2.3 Regulatory Review. Nothing contained in this Agreement shall be construed as affecting in any way the right of GTC unilaterally to file an application for a change in any part of the GTC Tariff to any Governmental Authority having jurisdiction, including the FERC under Section 205 of the Federal Power Act and pursuant to the FERC's rules and regulations promulgated thereunder, upon approval of the change by GTC in a manner consistent with
Section 4 herein. The Transmission Customer shall not protest or contest (i) an initial declaratory order petition filed with the FERC by GTC seeking confirmation that the GTC Tariff meets the FERC's reciprocity requirement, (ii) an initial application filed by GTC with the FERC pursuant to Section 205 of the Federal Power Act to provide service pursuant to the GTC Tariff, or (iii) any filing to conform GTC's documents to a FERC pro forma tariff. The Transmission Customer may protest or contest any other filings referred to in this Section
4.2.3 or any filings made by any other GTC Member to change the formulatory rate mechanism contained in the GTC Tariff and the Member does not waive any rights it may have with respect to such filings.

               4.2.4 Conforming Amendments. Certain provisions of this Agreement, including without limitation Section 3.3 and Articles 9 and 10, and certain definitions set forth in Exhibit A, are commercial terms substantially similar to provisions contained in the GTC Tariff and standard form of Non-Member Transmission Service Agreement (Attachment B to the GTC Tariff). A change made by GTC to any provision of the GTC Tariff, including the standard forms of agreements, shall automatically result in the same or substantially similar change to any corresponding provision of this Agreement, provided that such changed provision of the GTC Tariff, including the standard form of service agreement, is applicable to both GTC Members and non-GTC Members and has been accepted for filing and permitted to go into effect by the FERC or otherwise declared by the FERC to be just and reasonable and not unduly discriminatory in a proceeding in which the Transmission Customer is given actual notice and the opportunity to intervene or protest. The GTC Member shall not contest any change that conforms to a provision in a FERC pro forma tariff.

               4.2.5 Fixed Network Rates. It is the intent of the Parties hereto that any such Governmental Authority having jurisdiction shall not, on its own motion or after petition by any person other than GTC, replace the rates contained in the applicable Service Schedule for Network Transmission Service with any other rate except upon finding that such Service Schedule is contrary to the public interest.

     5. RIGHTS OF ACCESS, RECORDS AND ACCOUNTS.

          5.1 Right of Access. Duly authorized representatives of either Party shall be permitted to enter the premises of the other Party at all reasonable times in order to carry out the provisions hereof.

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          5.2 Records and Accounts.

               5.2.1 Accounting Records. GTC shall keep accurate records and accounts in accordance with Accounting Requirements. Promptly after the close of each fiscal year (and not later than one hundred twenty (120) days after the end of each fiscal year), GTC shall cause such records and accounts and all transactions of GTC with respect to such fiscal year to be subject to an annual audit by a firm of independent certified public accountants experienced in electric utility accounting and possessing a national reputation in accounting and auditing. GTC shall without delay provide a copy of each such annual audit, including all written comments and recommendations of such accountants to the Transmission Customer.

               5.2.2 Access to Books and Records. The Transmission Customer shall at all times have reasonable access during business hours to examine any and all of the books, records and supporting worksheets and data of GTC as may be appropriate to determine the accuracy of any charges or payments required to be made by the Transmission Customer to GTC. If such books, records and supporting worksheets and data of GTC contain information about another GTC Member, GTC shall excise any identification of a specific member or members or provide such information to an independent certified public accountant or other independent representative of the Transmission Customer under a confidentiality agreement. In the event that after an examination of GTC's records, there is still a dispute as to the accuracy of any charge and the Transmission Customer proceeds with mediation, arbitration or litigation, only requirements of confidentiality imposed by a mediator, arbitrator or court shall be applied.

     6. DEFAULTS AND REMEDIES.

          6.1 Events of Default and Remedies.

               6.1.1 Payment Default. If the Transmission Customer fails to make full payment to GTC when required to be made under the provisions of this Agreement, and such failure continues for a period of ten (10) business days, GTC shall give or cause to be given written notice to the Transmission Customer. If the Transmission Customer does not, within ten (10) business days from the date of the mailing of such notice, pay the full amount then due to GTC, together with interest thereon, at the Interest Rate, from the date it became due, then such failure shall constitute a "Payment Default" on the part of the Transmission Customer. GTC shall promptly provide written notice to the other GTC Members of the Payment Default.

               6.1.2 Suspension of Service. Upon a Payment Default, GTC may suspend service to the Transmission Customer for all or any part of the period of continuing default. GTC's right to suspend service shall not be exclusive, but in addition to all other remedies available to GTC at law or in equity. No suspension of service or termination of this Agreement or recovery of additional revenues from other Transmission Customers shall relieve the Transmission Customer of its obligations hereunder, which are absolute and unconditional. GTC shall credit the obligations of the Transmission Customer during any suspension of service with the monies actually received by GTC from sales of Transmission Service and Ancillary Services that would have been available to serve the Transmission Customer, but GTC shall not be responsible for failure to mitigate the consequences of the Transmission Customer's failure to pay in absence of gross negligence or willful misconduct.

               6.1.3 Termination. GTC may terminate this Agreement if (i) a Payment Default shall have occurred and be continuing and (ii) such termination is approved by seventy-five percent (75%) of GTC's Board of Directors and seventy-five percent (75%) of the non-defaulting GTC Members.

               6.1.4 Transmission Customer's Obligations. The fact that other Transmission Customers have paid increased rates and charges shall not relieve the Transmission Customer of its liability for the amount owed by it to GTC, and any other GTC Member, either individually or as a member of a group, shall have such a right of recovery from the Transmission Customer as may be provided by law. GTC or any GTC Member as their interests may appear, jointly or severally, may commence such suits, actions or proceedings, at law or in equity, including suits for specific performance, as may be necessary or appropriate to enforce the obligations of the Transmission Customer under this Agreement.

               6.1.5 GTC's Failure to Deliver. If GTC fails to provide Transmission Service or Ancillary Services as a result of the breach of the duties imposed on it under Section 3.3, GTC shall be liable to the Transmission Customer for the cost of transmission service or ancillary services required to replace such Transmission Service or Ancillary Services, if such transmission service is available, but the Transmission Customer shall not be entitled to terminate this Agreement or withhold payments required to be made pursuant to this Agreement.

               6.1.6 Performance Default. If either Party fails to comply with any of the other terms, conditions and covenants of this Agreement (and such failure does not constitute a Payment Default by the Transmission Customer), the non-defaulting Party shall give the defaulting Party written notice of the default (a "Performance Default"), the defaulting Party shall have a period of thirty (30) days after receipt of such notice to commence reasonable efforts to cure such Performance Default, and it shall have an additional thirty (30) days to cure such Performance Default. Thereafter, if the Performance Default is continuing, the non-defaulting Party, subject to Section 6.1.7, shall have all of the rights and remedies provided at law and in equity, other than termination of this Agreement.

               6.1.7 Remedies. No remedy conferred upon or reserved to GTC or the Transmission Customer under this Agreement is intended to be exclusive of any other remedy or remedies available hereunder or now or hereafter existing and every such remedy shall be cumulative and shall be in addition to every other such remedy, provided that no Performance Default by GTC shall permit the Transmission Customer to terminate this Agreement or relieve the Transmission Customer of its obligation to make payments pursuant to this Agreement, which obligation shall be absolute and unconditional.

     7. TRANSFER AND ASSIGNMENT.

          7.1 Reorganizations, Transfers and Sales of Assets by the Transmission Customer.

               7.1.1 Dissolution or Liquidation. The Transmission Customer shall not dissolve, liquidate or otherwise wind up its affairs without the approval in writing of GTC.

               7.1.2 Permitted Transactions. The Transmission Customer shall not consolidate or merge with any other Person or reorganize or change the form of its business organization from an electric membership corporation or sell, transfer, lease or otherwise dispose of all or substantially all of its assets (each, a "Member Transaction") to any Person (or make any agreement therefor), whether in a single transaction or series of transactions unless either:

                    (a) Such Member Transaction is expressly approved in writing by GTC; or

                    (b) All of the following conditions are satisfied:

                         (i) The Transferee shall be an entity organized and existing under the laws of the United States of America or any State or the District of Columbia; and

                         (ii) No default or breach of this Agreement shall have occurred or be continuing; and

                         (iii) If the Transferee is not the Transmission Customer, the Transferee shall execute and deliver to GTC an instrument supplemental hereto in form reasonably satisfactory to GTC containing an assumption by the Transferee of the performance and observance of every covenant and condition of this Agreement required to be performed or observed by the Transmission Customer; and

                         (iv) A firm of independent certified public accountants shall prepare for the two calendar years immediately preceding the Member Transaction a set of pro forma financial statements that assume the consummation of the Member Transaction throughout the applicable determination period and that are prepared in accordance with generally accepted accounting principles. Based on such pro forma financial statements, such accountants must certify that:

                              (A) the Transferee's Debt Service Coverage Ratio is at least 1.25 and Times Interest Earned Ratio is at least 1.50 for each of the two immediately preceding calendar years (assuming such Member Transaction had been consummated at the beginning of such two-year period);

                              (B) the Transferee's Equity equals at least 27% of its Total Assets after giving effect to such Member Transaction; and

                              (C) the ratio of the Transferee's Net Utility Plant to its Long-Term Debt is at least 1.0 after giving effect to such Member Transaction.

The specification of conditions in Section 7.1.2 shall not be construed to establish minimum standards under which the Transmission Customer may effect a Member Transaction, the purpose of such conditions being to establish when GTC's approval need not be obtained. In the event the Transmission Customer seeks GTC's approval of a Member Transaction, GTC may withhold such approval only upon a determination by the GTC Board of Directors that the Member Transaction could reasonably be expected to have a material adverse effect on the Transmission Customer's ability to perform its obligations under this Agreement.

               7.1.3 Service Territory and Distribution System. The Transmission Customer shall not convey, transfer, lease, or otherwise dispose of any part of its electric distribution system (if any), or assigned service territory (if any) or voluntarily transfer or assign to another Person any customer of the Transmission Customer (each, a "Conveyance") if such Conveyance, considered together with (i) all prior Conveyances, and (ii) all prior additions (by construction, conveyance, transfer or lease to the Transmission Customer) to its electric distribution system, assigned service territory, or customers could reasonably be expected to have a material adverse affect on the Transmission Customer's ability to perform its obligations under this Agreement.

               7.1.4 Specific Performance. The Transmission Customer and GTC agree that the failure or threatened failure of the Transmission Customer to comply with the terms of this Article 7 will cause irreparable injury to GTC, which cannot properly or adequately be compensated by the mere payment of money. The Transmission Customer agrees, therefore, that in the event of a breach or threatened breach of this Article 7 by the Transmission Customer, GTC, in addition to any other remedies that may be available to GTC, shall have the right to obtain from any competent court a decree enjoining such breach or threatened breach of this Article 7 or providing that the terms of this Article 7 be specifically enforced.

          7.2 Assignments.

               7.2.1 General.

                    (a) This Agreement shall be binding upon and inure to the benefit of the permitted successors and permitted assigns of each Party, except that this Agreement may not be assigned by either Party unless prior consent to such assignment is given in writing by the other Party and, if either Party is then an RUS borrower, the Administrator.

     Any assignment made without a consent required hereunder shall be void and of no force or effect as against the non-consenting Party.

                    (b) No sale, assignment, transfer or other disposition permitted by this Agreement shall affect, release or discharge either Party from its rights or obligations under this Agreement, except as may be expressly provided by this Agreement.

               7.2.2 Assignment for Security.

                    (a) Notwithstanding any other provision of this Agreement, a Party, without the other Party's consent but, if such assigning Party is then a borrower of the RUS, only with the consent of the Administrator, may assign, transfer, mortgage or pledge its interest in this Agreement as security (an "Assignment for Security") for any obligation secured by any indenture, mortgage or similar lien on its system assets without limitation on the right of the secured party to further assign this Agreement, including, without limitation, the assignment by the Transmission Customer or GTC to create a security interest for the benefit of the Government, acting through the Administrator, or for the benefit of any third party.

                    (b) After any Assignment for Security to the Administrator or other secured party (including any indenture trustee under any indenture securing the obligations of GTC), the Administrator, or other such other secured party, without the approval of the other Party to this Agreement, may (i) cause this Agreement to be sold, assigned, transferred or otherwise disposed of to a third party pursuant to the terms governing such Assignment for Security, or (ii) if the Administrator or other secured party first acquires this Agreement, sell, assign, transfer or otherwise dispose of this Agreement to a third party; provided, however, that in either case the Party who made the Assignment for Security is in default of its obligations to the Administrator or other secured party that are secured by such security interest.

               7.2.3 Corporate Reorganization.

                         (a) GTC may assign any or all of its rights and delegate any or all of its duties under this Agreement in connection with any reorganization, merger or consolidation of GTC with another entity in which GTC is not the surviving entity if (i) such merger or consolidation is (A) approved by seventy-five percent (75%) of the Board of Directors of GTC and seventy-five percent (75%) of the GTC Members, or (B) approved by a majority of the Board of Directors of GTC and a majority of the GTC Members if a payment default under the Indenture shall have occurred and be continuing and (ii) the surviving entity shall expressly assume by written agreement executed and delivered to the Transmission Customer the performance and observance of the provisions of this Agreement required to be performed or observed by GTC.

                         (b) GTC may, in its sole discretion, at any time and from time to time, retire, sell, transfer, lease, terminate or otherwise dispose of any transmission facility; provided, that GTC shall not sell, transfer, lease or otherwise dispose of all or substantially all of its transmission facilities (each a "GTC Transaction") to any Person (or make any agreement therefor), whether in a single transaction or a series of transactions, unless such GTC Transaction is either: (a) approved by seventy-five percent (75%) of GTC's Board of Directors and seventy-five percent (75%) of the GTC Members, or (b) approved by a majority of the Board of Directors of GTC and a majority of the GTC Members if a payment default under the Indenture shall have occurred and be continuing.

               7.2.4 Receiver or Trustee in Bankruptcy. The Parties intend that the obligations of the Transmission Customer under this Agreement shall not be affected by a receiver, a trustee in bankruptcy, a mortgagee or an indenture trustee taking charge of the assets or business of GTC, and that such receiver, trustee, mortgagee or indenture trustee may exercise all of the rights of, and make all of the determinations provided to be made in this Agreement by, the Board of the Directors of GTC.

               7.2.5 Express Rejection of Implied Limitations. The Parties intend that this Agreement shall be assignable in accordance with the provisions of this Article 7 without regard to any other provisions of this Agreement, the nature of the Person to which this Agreement is assigned, or the issues raised in the case, In the Matter of Wabash Valley Power Ass'n, Inc., 72 F.3d 1305 (7th Cir. 1995). Consequently, the Parties agree that this Agreement may be assigned to any Person (including any receiver or trustee in bankruptcy) pursuant to this
Article 7 without regard to the fact that (i) such Person is not a cooperative;
(ii) the Board of Directors of such Person, if any, is not chosen by a vote in which the Transmission Customer participates; or (iii) such Person is not operated on a not-for-profit basis. Further, no other provision of this Agreement shall restrict the assignment of this Agreement pursuant to this
Article 7. In the event an assignment is made to a Person that is not an electric membership corporation (or other form of electric cooperative), all provisions of this Agreement requiring approval of the GTC Members or the Board of Directors of GTC shall cease to be applicable, and in such instances such assignee may act in its discretion. References in this Agreement to an assignment of this Agreement shall mean and include either or both of an assignment of rights or a delegation of duties.

     8. EFFECTIVENESS AND TERM.

          8.1 Effective Date and Term.

               8.1.1 Effective Date. This Agreement is dated as of the date specified in the introductory paragraph and shall become effective upon: (i) execution and delivery hereof by GTC and the Transmission Customer, (ii) approval in writing by the Administrator and (iii) the acquisition by GTC of OPC's transmission and distribution assets substantially as an entirety. The date this Agreement becomes effective shall be the "Effective Date."

               8.1.2 Term. The initial term of this Agreement shall begin on the Effective Date and end on December 31, 2006 (the "Initial Term"). Thereafter, this Agreement shall automatically be extended for two additional terms, the first ending December 31, 2016 (the "First Additional Term"), and the second ending December 31, 2025 (the "Second Additional Term"). Thereafter, this Agreement shall continue from year to year unless terminated by either Party after giving not less than two (2) years' prior written notice of its intention to terminate.

               8.1.3 Reduction in Term. In the event GTC prepays all of its obligations to the United States of America, the term of this Agreement will be shortened to coincide with the latest maturity of any then outstanding indebtedness, including any indebtedness issued to finance the amount of the prepayment, if such latest maturity occurs prior to December 31, 2025; provided, however, that in no event shall the term of this Agreement be shortened to a date prior to the expiration of any sale-leaseback, lease-leaseback or similar Transaction, the performance of which depends upon the continued existence of this Agreement.

     9. INDEMNIFICATION AND LIABILITY.

          9.1 Force Majeure. Neither GTC nor the Transmission Customer will be considered in default as to any obligation under the GTC Tariff if prevented from fulfilling the obligation due to an event of Force Majeure. However, a Party whose performance under the GTC Tariff is hindered by an event of Force Majeure shall make all reasonable efforts to perform its obligations under the GTC Tariff.

          9.2 Indemnification. The Transmission Customer shall at all times indemnify, defend, and save GTC harmless from, any and all damages, losses, claims, including claims and actions relating to injury to or death of any person or damage to property, demands, suits, recoveries, costs and expenses, court costs, attorney fees, and all other obligations by or to third parties, arising out of or resulting from GTC's performance of its obligations under the GTC Tariff on behalf of the Transmission Customer, except in cases of negligence or intentional wrongdoing by GTC.

          9.3 Consequential and Indirect Damages. To the fullest extent permitted by law, neither Party shall have liability to the other Party for any indirect, consequential, multiple or punitive damages unless such damages are the result of the Party's bad faith, gross negligence, or willful misconduct.

     10. MISCELLANEOUS.

          10.1 Title and Risk of Loss. As between the Parties, GTC shall be deemed to be in exclusive control (and responsible for any injury and damage caused thereby) of the transmission of capacity and energy, and of the transmission and distribution facilities, after the Receipt Point and prior to the Delivery Point, and Transmission Customer shall be deemed to be in exclusive control (and responsible for any damages or injury caused thereby) of the transmission or distribution of capacity and energy, and of the transmission and distribution facilities, at and to the Receipt Point and at and from the Delivery Point.

          10.2 Notices. All notices, requests, statements or payments provided for, required or permitted by this Agreement shall be sufficient for any and all purposes under this Agreement when transmitted by facsimile, first class United States Mail, hand delivery, or a private express delivery service to the facsimile numbers or addresses provided below or as otherwise designated in writing by the applicable Party:

          GTC:

          Georgia Transmission Corporation
          2100 East Exchange Place
          P. O. Box 2088
          Tucker, GA  30085-2088
          Attention: Chief Operating Officer
          FAX:  (770) 270-7872

          Transmission Customer:

          Oglethorpe Power Corporation
          2100 East Exchange Place
          P.O. Box 1349
          Tucker, GA 30085-1349
          Attention: President and CEO
          FAX: (770) 270-7872

          10.3 Communications Regarding Emergencies. Any communications regarding operational emergencies or other operational problems may be made orally or in any other manner reasonable under the circumstances and should be directed to the persons specified below, or to such other person or address as may have been designated in a written notice given to the other persons by or on behalf of the person entitled to receive notice. In the event the person entitled to receive notice cannot be found, notice may be given to any other responsible person.

          If to GTC:

          Georgia Transmission Corporation
          2100 East Exchange Place
          P.O. Box 2088
          Tucker, GA 30085-2088
          Attention: System Operator (Georgia System Operations Corporation)
          FAX: (770) 270-7320

          If to Transmission Customer:

          Oglethorpe Power Corporation
          2100 East Exchange Place
          P.O. Box 1349
          Tucker, GA 30085-1349
          Attention: Preference Power Coordinator
          FAX: (770) 270-7590

          10.4 Governing Law. The validity, interpretation and performance of the GTC Tariff and this Agreement and each of their respective provisions shall be governed by the laws of the State of Georgia.

          10.5 Waivers and Exercise of Rights.

               10.5.1 Waiver. GTC may waive any provision of the GTC Tariff when it determines that doing so is in the best interests of the GTC Members.

               10.5.2 Subsequent Default. Any waiver at any time by GTC of its rights with respect to any matter arising in connection with the GTC Tariff or this Agreement shall not be considered a waiver with respect to any subsequent default or matter.

               10.5.3 Exercise of Rights. No failure or delay on the part of either Party in exercising any right, power or privilege under the GTC Tariff or this Agreement and any related agreement, and no course of dealing between the Parties, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          10.6 Counterparts. This Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of or on behalf of each Party appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each Party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. Each executed counterpart shall have the same force and effect as an original instrument, and it shall not be necessary in any proof of the Agreement to produce or account for more than the number of counterparts containing the respective signatures of or on behalf of each of the Parties.

          10.7 Compliance with Legal Requirements. Each Party shall cooperate in taking whatever action may be required to comply with all Legal Requirements of any Governmental Authority having jurisdiction over the GTC Tariff in accordance with Prudent Utility Practice.

          10.8 Severability. If any part of any provision of the GTC Tariff, this Agreement, and any other agreement, document, or writing given pursuant to or in connection with such tariffs, agreements and schedules shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

          10.9 Third-Party Beneficiaries.

               10.9.1 No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties, and nothing in the GTC Tariff or this Agreement will be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party hereto.

               10.9.2 Enforcement. It is the intention of the Parties that no person or entity other than the Parties shall have any right to bring any action to enforce any provision of the GTC Tariff, this Agreement, and related agreements against either of the Parties, and that the covenants, undertakings and agreements set forth in the aforementioned documents shall be solely for the benefit of, and shall be enforceable only by, the Parties or their respective permitted successors and assigns.

               10.9.3 Responsibility of Parties. Each of the Parties will be responsible for its own conduct and neither will be responsible for the conduct of the other. The GTC Tariff and this Agreement do not create a contractual relationship or duty of GTC with or to the customers of the Transmission Customer.

          10.10 No Dedication of Facilities. GTC's agreement to provide service under the provisions of the GTC Tariff or this Agreement shall not constitute the dedication of GTC's electric system or the ITS, or any portion thereof, to the Transmission Customer or the public. GTC's obligations to the Transmission Customer under any provisions of the GTC Tariff or this Agreement will cease upon termination of the GTC Tariff or the Agreement. GTC's provision of service under the GTC Tariff or this Agreement does not constitute a sale, lease, rental, transfer, or conveyance of an ownership interest in or to any facilities of any kind.

          10.11 Action by Affiliates. Failure by either Party to perform fully any obligation required by the GTC Tariff, this Agreement, and any related agreements, shall not be excused by reason of the fact that such performance was prevented by any action or inaction of an Affiliate unless such Affiliate's actions or inactions are the result of a Force Majeure or are taken pursuant to the GTC Tariff and are not unduly discriminatory.

          10.12 Independent Contractors. The Parties to this Agreement are independent contractors, and nothing contained in the GTC Tariff, the Service Schedules, or the Agreement will be deemed to create an association, joint venture, partnership, principal-agent or any other kind of fiduciary relationship between the Parties.

          10.13 Rules of Construction.

               10.13.1 Headings. The descriptive headings of the various articles, sections and subsections of the GTC Tariff have been inserted for convenience of reference only and should not be construed as to define, expand, or restrict the rights and obligations of the Parties.

               10.13.2 Including. Wherever the term "including" is used in the GTC Tariff or the Service Schedules, such term shall not be construed as limiting the generality of any statement, clause, phrase or term.

               10.13.3 Singular and Plural. The terms defined in the GTC Tariff and this Agreement shall be applicable to the plural as well as the singular and the singular as well as the plural.

               10.13.4 Time of the Essence. Time is of the essence in the performance of the obligations set forth in the GTC Tariff, the Service Schedules and this Agreement.

          10.14 Survival. The applicable provisions of the GTC Tariff and this Agreement will continue in effect after termination or cancellation of the GTC Tariff or this Agreement to the extent necessary to provide for final billing, billing adjustments and payments, and with respect to liability and indemnification from acts or events that occurred while the GTC Tariff and this Agreement were in effect.

          10.15 Amendments. No amendment to this Agreement shall be effective unless it is in writing, executed by both Parties, and has been approved or accepted for filing and permitted to go into effect by any Governmental Authority having jurisdiction. Changes to the GTC Tariff shall be effective as to the Transmission Customer when approved by GTC and not prohibited by the express provisions of this Agreement.

          10.16 Relationship of GTC to Transmission Customer. GTC and the Transmission Customer shall each furnish to the other promptly upon request any and all information about itself, its financial condition, business and properties which may be necessary or desirable to facilitate any financing undertaken by the requesting Party or any continuing disclosure obligation incurred by the requesting Party in connection with any such financing. The supplying Party shall be responsible only to the requesting Party for the accuracy and completeness of the information furnished and shall have no responsibility or liability for the manner in which such information is used or its appropriateness for such use. The supplying Party shall have no liability to any third party to which the requesting Party may furnish this information or any excerpt therefrom or summary thereof, and shall be entitled to receive appropriate assurances and indemnities from the requesting Party to that effect as a condition to providing such information, provided that no such assurance or indemnity shall relieve the supplying Party of liability to the requesting Party for the accuracy and completeness of the information supplied.

          10.17 Transmission Customer's Information Obligations. The Transmission Customer is obligated to provide GTC or its agent information concerning all transmissions of energy into, out of or across the Transmission System by or on behalf of the Transmission Customer in a manner consistent with all NERC and SERC guidelines, and in such detail and upon such frequency as GTC or its agent reasonably requests in connection with those services furnished by GTC to the Transmission Customer pursuant to the GTC Tariff.

          10.18 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter contemplated by this Agreement and supersedes all prior agreements, whether oral or written. The GTC Tariff is incorporated herein by reference. All exhibits attached hereto are incorporated herein by reference.

          10.19 Retail Distribution. GTC shall not, without the consent of the Transmission Customer, voluntarily provide transmission service directly to retail customers within the Transmission Customer's assigned geographic area (if any) established in accordance with the Georgia Territorial Electric Service Act, as such statute may be amended or replaced (i) if such service is to deliver capacity or energy for the retail customer's own use and (ii) if FERC could not order such service as the result of Section 212(b)(2) of the Federal Power Act. GTC may, however, provide such service if it is otherwise required by state or federal law or is provided to an electric utility, as defined in the Federal Power Act, for such utility's own use. GTC shall be deemed in compliance with this Section 10.19 if it acts in reliance upon an opinion of its counsel to the effect that GTC is required by law to provide the service in question or the service in question is not a violation of this Section 10.19.

          10.20 Periodic Review of Scheduling Procedures. GTC shall periodically review the times for scheduling set forth in the GTC Tariff and shall amend the GTC Tariff if necessary to keep such times consistent with times for scheduling that are generally accepted in the region and with Prudent Utility Practice.

                           (Signatures on next page.)

     IN WITNESS WHEREOF, GTC and the Transmission Customer have caused this Agreement to be executed, attested, sealed and delivered by their respective duly authorized officers as of the day and year first written above.

                                    GTC:

                                    GEORGIA TRANSMISSION CORPORATION
                                    (An Electric Membership Corporation)


[CORPORATE SEAL]                    By: /s/ G. Stanley Hill
                                        ---------------------------------------
                                        G. Stanley Hill
                                        Interim Chief Operating Officer

ATTEST:

By: /s/ Patricia N. Nash
    -----------------------------
    Patricia N. Nash
    Assistant Secretary

                                    Transmission Customer:

                                    OGLETHORPE POWER CORPORATION
                                    (An Electric Membership Generation &
                                    Transmission Corporation)

[CORPORATE SEAL]                    By: /s/ T. D. Kilgore
                                        ---------------------------------------
                                        T. D. Kilgore
                                        President and Chief Executive Officer


ATTEST:

By:  /s/ Patricia N. Nash
     -----------------------------
      Patricia N. Nash
      Assistant Secretary

                                    Exhibit A
                                   Definitions

     "Accounting Requirements" shall mean the requirements of any system of accounts prescribed by the RUS as long as the Government is the holder, insurer or guarantor of any indebtedness of the Transmission Customer or, in the absence thereof, the requirements of generally accepted accounting principles applicable from time to time to companies similar to the Transmission Customer.

     "Additional Term" is either the First Additional Term or the Second Additional Term.

     "Administrator" shall be as defined in the fifth Recital.

     "Affiliate" shall mean (1) for any exempt wholesale generator, as defined under Section 32(a) of the Public Utility Holding Company Act of 1935, as amended, the same as provided in Section 214 of the Federal Power Act; and (2) for any other entity, the same as provided in 18 CFR ss. 161.2(a), not including a GTC Member.

     "Agreement" shall be as defined in the first sentence of this Agreement.

     "Ancillary Services" means those ancillary services that are necessary to support the transmission of energy from resources to loads while maintaining reliable operation of the Transmission System in accordance with Prudent Utility Practice.

     "Assignment for Security" shall be as defined in Section 7.2.2.

     "Assumed Obligations" shall be as defined in the fifth Recital.

     "Bankruptcy Proceeding" means, with respect to a Party, that such Party (i) makes any general assignment or any general arrangement for the benefit of creditors, (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or has such a petition involuntarily filed against it and such petition is not withdrawn or dismissed within 30 days after such filing, (iii) otherwise becomes bankrupt or insolvent (however evidenced), or (iv) is unable to pay its debts as they fall due.

     "Contract Year" means January 1 through December 31 of each calendar year.

     "Conveyance" shall be as defined in Section 7.1.3.

     "Debt Service Coverage Ratio" shall mean the ratio determined as follows: for each calendar year add (i) Patronage Capital or Margins, (ii) Interest Expense, and (iii) Depreciation and Amortization Expense and divide the total so obtained by an amount equal to the sum of all

                                     - A-1 -
payments of principal and interest required to be made on account of Long-Term Debt during such calendar year; provided, however, that in the event that any Long-Term Debt has been refinanced during such year, the payments of principal and interest required to be made during such year on account of such Long-Term Debt shall be based (in lieu of actual payments required to be made on such refinanced debt) upon the larger of (y) an annualization of the payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding, or (z) the payment of principal and interest required to be made during the following year on account of such refinancing debt, all as computed in accordance with Accounting Requirements.

     "Depreciation and Amortization Expense" shall mean an amount constituting the depreciation and amortization, as computed pursuant to Accounting Requirements.

     "Delivery Point" means the interconnection between the Transmission System or the ITS and the transmission, sub-transmission, or distribution system of an adjoining utility or entity (whether the Transmission Customer or its designee) at which GTC is to deliver capacity or energy pursuant to the GTC Tariff and which shall be specified in a Service Agreement.

     "Designated Agent" means any entity that performs actions or functions on behalf of GTC or the Transmission Customer required under the GTC Tariff.

     "Direct Assignment Facilities" means facilities that are constructed by GTC to facilitate a specific request for service under the GTC Tariff, with costs that are directly assigned to the Transmission Customer requesting the service. Direct Assignment Facilities shall be specified in the Service Agreement that governs service to the Transmission Customer.

     "Effective Date" shall be as defined in Section 8.1.1.

     "Equitable Defenses" means bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain the same may be pending.

     "Equity" shall mean the total equities and margins (or, if not a cooperative, equity), excluding Regulatory Assets, as computed pursuant to Accounting Requirements.

     "Facilities Study" means an engineering study conducted by GTC to determine the required modifications to GTC's Transmission System, including the cost and scheduled completion date for such modifications, that will be required to provide a requested Transmission Service, to add a new Transmission Customer of Network Transmission Service, to add a new Member System, or to add a Network Resource in accordance with the results of a System Impact Study.

     "FERC" means the Federal Energy Regulatory Commission or any Governmental Authority preceding or succeeding to the power and functions thereof under the Federal Power Act.

                                     - A-2 -

     "Firm Transmission Service" means any class of transmission service provided to the Transmission Customer under the GTC Tariff under Service Schedule A: Long-Term Firm Transmission Service, Service Schedule B: Short-Term Firm Transmission Service, Service Schedule C: Peak Period Firm Transmission Service, or any similar service schedule subsequently incorporated into the GTC Tariff. Firm Network Integration Transmission Service is also a form of Firm Transmission Service.

     "First Additional Term" is defined in Section 8.1.2 of this Agreement.

     "Force Majeure" means the occurrence or non-occurrence of any act or event that could not reasonably have been expected and avoided by exercise of due diligence and foresight and such act or event is beyond the reasonable control of the Party relying thereon as justification for not performing an obligation or complying with any condition required of such Party (or such Party's contractors, subcontractors, or agents) pursuant to the GTC Tariff and Service Agreement.

     "Future Obligations" shall be as defined in the sixth Recital.

     "Georgia Territory" means the area within (i) the State of Georgia (other than in Chatham, Effingham, Fannin, Towns and Union Counties), or (ii) such other counties inside or outside the State of Georgia if approved by the Joint Committee for Planning and Operations of the Integrated Transmission System.

     "Government" shall be as defined in the fifth Recital.

     "Governmental Authority" means any local, state, regional, federal, or national administrative, legal, judicial, or executive agency, commission, department, or other governmental entity.

     "GTC" shall be as defined in the first sentence of this Agreement.

     "GTC Member" means OPC and any electric membership corporation that is presently a member of GTC and was a member of OPC as of January 1, 1996.

     "GTC Tariff" shall be as defined in the fourth Recital.

     "GTC Transaction" shall be as defined in Section 7.2.3.

     "Indebtedness" shall mean

          (1) debt incurred or assumed by GTC for borrowed money or for the acquisition, construction or improvement of property other than goods or services that are acquired in the ordinary course of business of GTC;

                                     - A-3 -

          (2) lease obligations of GTC that, in accordance with generally accepted accounting principles are shown on the liability side of a balance sheet;

          (3) all debt (other than indebtedness otherwise treated as Indebtedness hereunder) for borrowed money or the acquisition, construction or improvement of property or capitalized lease obligations guaranteed, directly or indirectly, in any manner by GTC, or in effect guaranteed, directly or indirectly, by GTC through an agreement, contingent or otherwise, to purchase any such indebtedness or to advance or supply funds for the payment or purchase of any such indebtedness or to purchase property or services primarily for the purpose of enabling the debtor or seller to make payment of such indebtedness, or to insure the owner of the indebtedness against loss, or to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is delivered or such services are rendered), or otherwise; or

          (4) any agreement by GTC to purchase or lease power, supplies, property or services primarily for the purpose of enabling a debtor or seller to make payment of debt service on indebtedness, pursuant to which GTC agrees to pay for power, supplies, property or services irrespective of whether or not such power, supplies or property are delivered or such services are rendered.

     "Initial Term" is defined in Section 8.1.2 of this Agreement.

     "Integrated Transmission System" or "ITS" means the aggregate transmission facilities as defined in the Integrated Transmission System Agreement.

     "Integrated Transmission System Agreement" or "ITSA" means the Revised and Restated Integrated Transmission System Agreement between GTC (as assignee of Oglethorpe Power Corporation) and Georgia Power Company, dated as of November 12, 1990, and accepted for filing by FERC in Georgia Power Company Docket No. ER91-171-000, 57 FERC P. 61,087, order on reh'g, 57 FERC P. 61,353 (1991), as the same may be hereafter amended, supplemented or substituted by the parties to such agreement from time to time.

     "Interest Expense" shall mean an amount constituting the interest expense on Long-Term Debt, as computed in accordance with Accounting Requirements.

     "Interest Rate" means that rate calculated in accordance with the methodology specified for interest on refunds in FERC's regulations at 18 C.F.R. ss. 35.19a(a)(2)(iii).

     "Legal Proceeding" means any suit, proceeding, judgment, ruling or order by or before any court or any governmental authority.

     "Long-Term Debt" shall mean an amount constituting long-term debt, as computed in accordance with Accounting Requirements.

                                     - A-4 -

     "Member System" means an Eligible Customer operating as part of a lawful combination, partnership, association or joint action agency composed exclusively of Eligible Customers.

     "Member Transaction" shall be as defined in Section 7.1.2.

     "Native Load Customers" means for GTC the GTC Members and their wholesale and retail customers and means for the Transmission Customer those wholesale and retail customers (if any), in either case, on whose behalf the Transmission Customer, by statute, franchise, regulatory requirement or contract, has an obligation to construct and operate its system reliably to meet the electric needs of such customers, namely, the Rocky Mountain Power Plant, the OPC headquarters buildings and any other facility that may be added in the future.

     "NERC" means the North American Electric Reliability Council or any organization succeeding to the function thereof.

     "Net Utility Plant" shall mean the amount constituting the Total Utility Plant of the Transferee, less depreciation and amortization, computed in accordance with Accounting Requirements.

     "Network Integration Transmission Service" or "Network Transmission Service" means that service that allows a Transmission Customer to integrate, plan, economically dispatch and regulate its Network Resources to serve its Network Load in a manner comparable to that in which GTC utilizes its Transmission System to serve its Native Load Customers; it also may be used by a Transmission Customer to deliver non-firm energy purchases to its Network Load without additional charge.

     "Network Load" means the designated load of a Transmission Customer, including the entire load of all Member Systems designated pursuant to Section 29 of the GTC Tariff, as measured at the Delivery Points. A Transmission Customer's Network Load shall not be reduced to reflect any portion of such load served by the output of any generating facilities owned, or generation purchased, by the Transmission Customer or its Member Systems.

     "Network Resource" means any owned or purchased generating resource or load management device controlled or operated by GTC or its Designated Agent that is located in the Georgia Territory or connected to the electric system of any Transmission Customer or any Member System, with the exception of any resource, or any portion thereof, that is committed for sale to third parties or otherwise cannot be called upon by GTC to meet a Transmission Customer's Network Load on a non-interruptible basis. A Transmission Customer also may designate as a Network Resource a generating resource (or portion thereof) located in another Control Area or power purchased by a Transmission Customer from generation located in another Control Area, to the extent that such generating resource or purchased power is available and may be called on to meet a Transmission Customer's Network Load on a non-interruptible basis.

                                     - A-5 -

     "Non-Firm Transmission Service" means transmission service set forth and described in Service Schedule D attached to the GTC Tariff.

     "Notes" shall be as defined in the fifth Recital.

     "Off-System Transaction" means any single energy transaction between the Transmission Customer and another person or entity, pursuant to which the Transmission Customer either:

          (a) delivers energy, or causes or allows energy to be delivered, to a destination that is (i) not served by the ITS or (ii) is located outside of the Southern Control Area;

          (b) takes energy, or causes or allows energy to be taken into the ITS, from a generation facility or other resources that is (i) not interconnected with the ITS or (ii) located outside of the Southern Control Area; or

          (c) provides, or causes or allows to be provided, transmission service into, out of or across the ITS.

     "OPC" shall be as defined in the first sentence of this Agreement.

     "Party" shall mean GTC or the Transmission Customer, individually; "Parties" shall mean GTC and the Transmission Customer, collectively.

     "Patronage Capital or Margins" shall mean the amount of net patronage capital and margins (or, if not a cooperative, net income), as computed in accordance with Accounting Requirements.

     "Payment Default" shall be as defined in Section 6.1.1 or where the context requires similar payment default by another of the GTC Members or other customers of GTC.

     "Performance Default" shall be as defined in Section 6.1.6 of this Agreement.

     "Person" shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Point-To-Point Transmission Service" shall mean the reservation and transmission of capacity and energy on either a firm or non-firm basis from the Point(s) of Receipt to the Point(s) of Delivery under Part II of the GTC Tariff.

     "Prudent Utility Practice" shall mean at a particular time any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the

                                     - A-6 -
desired result at reasonable cost consistent with good business practices, reliability, safety, and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods, or acts expected to accomplish the desired results, having due regard for, among other things, manufacturers' warranties and the requirements of Governmental Authorities of competent jurisdiction and the requirements of the GTC Tariff.

     "RE Act" shall be as defined in the ninth Recital.

     "RUS" shall be as defined in the third Recital.

     "Receipt Point" means the interconnection between the Transmission System or the ITS and the transmission, sub-transmission, or distribution system of an adjoining utility or entity (whether the Transmission Customer or its designee) at which GTC is to receive capacity or energy pursuant to the GTC Tariff and which shall be specified in this Agreement.

     "Regulatory Asset" shall mean the sum of any amounts properly recordable as unrecovered plant and regulatory study costs or as other regulatory assets, as computed in accordance with Accounting Requirements.

     "SERC" means the Southeastern Electric Reliability Council or any regional organization succeeding to the function thereof in which GTC participates.

     "Second Additional Term" is defined in Section 8.1.2 of this Agreement.

     "Secured Obligations" shall be as defined in the seventh Recital.

     "Service" means service provided by GTC to the Transmission Customer pursuant to the GTC Tariff.

     "Service Agreement" means the initial agreement and any supplements thereto entered into by the Transmission Customer and GTC for Services under the GTC Tariff.

     "Service Schedules" means the schedules attached to the GTC Tariff and incorporated herein, which schedules set forth the Services available under the GTC Tariff.

     "Times Interest Earned Ratio" shall mean the ratio determined as follows:
For each calendar year add (i) Patronage Capital or Margins and (ii) Interest Expense on Long-Term Debt, and divide the total so obtained by Interest Expense on Long-Term Debt, all as computed in accordance with Accounting Requirements.

     "Total Assets" shall mean an amount constituting the total assets, but excluding any Regulatory Assets, as computed in accordance with Accounting Requirements.

                                     - A-7 -

     "Total Utility Plant" shall mean the amount constituting the total utility plant (gross) of the Transferee computed in accordance with Accounting Requirements.

     "Transfer Capability" means the amount of capacity or energy that can be delivered from the ITS to the transmission system of an interconnected utility or transferred from the transmission system of an interconnected utility to the ITS, as determined in accordance with the ITSA.

        "Transferee" shall mean the Person formed by any consolidation or that is the survivor of any merger or reorganization or the Person that acquires or leases all or substantially all of the electric assets of the Transmission Customer.

     "Transmission Customer" shall be as defined in the first sentence of this Agreement.

     "Transmission Power Delivery Capacity Requirement" means the Transmission Customer's average demand under this Agreement coincident with GTC's five (5) highest non-holiday, weekday demands occurring during the preceding twelve (12) months ending September 30.

     "Transmission Service" means Network Transmission Service or Point-To-Point Transmission Service provided by GTC to the Transmission Customer under the GTC Tariff.

     "Transmission System" means the facilities owned, controlled, operated, or supported by GTC and, if applicable, the Transmission Customer (including control arising through contractual rights to obtain service) that are used to provide transmission service under the GTC Tariff.

     "Trust Indenture" shall be as defined in the seventh Recital.

                                     - A-8 -

                                    Exhibit B
                             Service Specifications

             Network Integration Transmission Service Specifications

I. The Transmission Customer agrees to purchase, and GTC agrees to provide, Network Integration Transmission Service in accordance with the GTC Tariff and the Agreement.

II. The Transmission Customer shall provide the following information for Network Integration Transmission Service:

     A.   Network Resources

          Resource Capacity Capacity Designated as Network Resource

     See Exhibit B-1A, Existing Resources - Applicable to Sales to Members, for a complete listing of all resources and capacities.

     All capacities, at this time, are designated as Network Resource.

     B.   Network Loads

          Load Transmission Voltage Level Meter

     See Exhibit B-2 for a complete listing of all (distribution) loads. Substations with the designation for that Transmission Customer will constitute the list of loads for that Transmission Customer. At this time, all Network loads are limited to metering points on the attached Exhibit B- 2.

     C.   Point(s) of Receipt and Delivering Party

     The Points of Receipt are the high side of the step-up transformers of each Network Resource listed in Exhibit B-1A that is owned or purchased by the Transmission Customer.

     D.   Point(s) of Delivery and Receiving Party

     The Points of Delivery are the substations and/or feeder(s) for that Transmission Customer listed in Exhibit B-2 for that Customer. The Receiving Party for each Point of Delivery is the Transmission Customer.

     E.   Reserved Capacity

     There is no reserved capacity, at this time, for the Transmission Customer.

                                     - B-1 -

     F.   Direct Assignment Facilities

     There are no Direct Assignment Facilities, at this time, for the Transmission Customer. The Distribution Substation Charge will be determined as an allocated portion of the cost of all distribution substation facilities, serving a Transmission Customer's system load and not owned by the Transmission Customer.

     G.   Name(s) of Intervening Systems Providing Transmission Service

     There are no intervening systems, at this time, providing any Transmission Service for the Transmission Customer.

III. Other material terms:

     Service shall begin as of the Effective Date. The Transmission Customer may modify this list to reflect changes in accordance with this Agreement. Errors in the above listings are assumed to be corrected and will neither increase nor decrease the true and correct network resource rights or responsibilities of the Transmission Customer. The Transmission Customer should provide to GTC the correct data for these Exhibits if errors are discovered.

                            GTC:

                            GEORGIA TRANSMISSION CORPORATION
                            (An Electric Membership Corporation)


                            By: /s/ G. Stanley Hill
                                ------------------------------------------
                                Name: G. Stanley Hill
                                      -------------------------------------
                                Title: Interim Chief Operating Officer
                                       ------------------------------------

                            Transmission Customer:

                            Oglethorpe Power Corporation
                            (An Electric Membership Generation &
                            Transmission Corporation)


                            By: /s/ T. D. Kilgore
                                --------------------------------------------
                                Name:  T. D. Kilgore
                                       -------------------------------------
                                Title: President and Chief Executive Officer
                                       -------------------------------------

                                     - B-2 -

                                  Exhibit B-1A
               Existing Resources - Applicable to Sales to Members

                                    Original                     Scheduled Year
                                    Nameplate      Original      of Retirement
Name                  Type          Capacity       Useful Life   or Expiration
----                  ----          --------       -----------   -------------

Owned Resources
---------------
Harrison Dam          Hydro              2             50        2023
Hatch 1               Nuclear          243             40        2014
Hatch 2               Nuclear          246             40        2018
Rocky Mountain 1      PS Hydro         211             50        2027
Rocky Mountain 2      PS Hydro         211             50        2027
Rocky Mountain 3      PS Hydro         211             50        2027
Scherer 1             Coal             491             55        2022
Scherer 2             Coal             491             55        2024
Vogtle 1              Nuclear          348             40        2026
Vogtle 2              Nuclear          348             40        2028
Wansley 1             Coal             260             55        2016
Wansley 2             Coal             260             55        2018
Wansley CT            Oil               15             38        2009

Purchased Resources
-------------------
Entergy                               100              10        2002
Big Rivers                            100              10        2002
Georgia Power BPSA   Block 1          250              12        2003
   Block 2                            250              12        2003
   Block 3                            250               5        1996
   Block 4                            250               6        1997
   Block 5                            125              12        2003
   Block 6                            125              12        2003
Hartwell 1                            150              25        2019
Hartwell 2                            150              25        2019
1997 Bridge Capacity Purchase          50               1        1997
1998 Bridge Capacity Purchase         275               1        1998
Other Independent Power Producers (1)  27            Various    Various

Sales
-----
AEC Capacity Sale                   (100)               7        2005
Colquitt Member/Sterling Chemical(2)  (1)              10        2006

Notes: (1) Other Independent Power Producers are: Southeast Paper, Weyerhaeuser, Southwire, Spartan Mills, Bio-Energy Partners, and Herschel Webster (2) Capacity represents firm demand. Total demand is limited to 100 MW.

                                     - B-3 -

                                   Exhibit B-2

                                                                 Power XFMR
                                                                 Capacity
Transmission                                         Voltage     (MVA)
Customer         Meter No.   Metering Point Name     kV)         (Base/Max.)
--------         ---------   -------------------     ---         -----------
Oglethorpe       N/A         OPC Headquarters Bldg.  25 kV       N/A
Oglethorpe       N/A         Rocky Mountain HQ       12 kV  `    N/A

                                     - B-4 -

               Point-To-Point Transmission Service Specifications

I. The Transmission Customer agrees to purchase, and GTC agrees to provide, the following Point-To-Point Transmission Services in accordance with the GTC Tariff and the Agreement (check all that apply):

         A.     Long-Term Firm Point-To-Point Transmission Service        _____
         B.     Short-Term Firm Point-To-Point Transmission Service       _____
         C.     Peak Period Point-To-Point Transmission Service           _____
         D.     Non-Firm Point-To-Point Transmission Service              _____

II. The Transmission Customer shall provide the following information for the Point-To-Point Transmission Services identified above:

     A. Point(s) of Receipt and Delivering Party

     B. Point(s) of Delivery and Receiving Party

     C. Reserved Capacity

     D. Direct Assignment Facilities

     E. Name(s) of Intervening Systems Providing Transmission Service

III. Other material terms:

                                     - B-5 -

IV.  Terms of individual transactions to be confirmed on the attached
     Confirmation.

                          GTC:

                          GEORGIA TRANSMISSION CORPORATION
                          (An Electric Membership Corporation)

                          By:
                             -----------------------------------------------

                          Transmission Customer:

                          Oglethorpe Power Corporation
                          (An Electric Membership Generation & Transmission Corporation)

                          By:
                             -----------------------------------------------

                                     - B-6 -

                        Ancillary Service Specifications

I. The Transmission Customer agrees to purchase, and GTC agrees to provide, the following Ancillary Services in accordance with the GTC Tariff and the Agreement (check all that apply):

       A.     Scheduling, System Control and Dispatch Service           -----
       B.     Reactive Supply and Voltage Control from
              Generation Sources Service                                -----
       C.     Regulation and Frequency Response Service                 -----
       D.     Energy Imbalance Service
       E.     Operating Reserve - Spinning Reserve Service              -----
       F.     Operating Reserve - Supplemental Reserve Service          -----

II. Other material terms:

III. Terms of individual transactions to be confirmed on the attached Confirmation.

                         GTC:

                         GEORGIA TRANSMISSION CORPORATION
                         (An Electric Membership Corporation)
                         By:
                            -----------------------------------------------
                               Name:
                                     --------------------------------------
                               Title:
                                     --------------------------------------

                         Transmission Customer:

                         Oglethorpe Power Corporation
                         (An Electric Membership Generation & Transmission Corporation)

                        By:
                            -----------------------------------------------
                               Name:
                                     --------------------------------------
                               Title:
                                     --------------------------------------

                                     - B-7 -

                    CONFIRMATION OF TRANSMISSION TRANSACTION

                           Dated______________, 199___

     Pursuant to the Member Transmission Service Agreement, dated March 1, 1997, between Georgia Transmission Corporation (An Elictric Membership Corporation) ("GTC") and Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation) ("Transmission Customer"), this Confirmation sets forth the specific terms of the individual transaction agreed to by representatives of the parties on __________________, 199___.

GTC                                            Transmission Customer

Attn.:        -------------                    Attn.:        -------------
Tel.:         -------------                    Tel.:         -------------
Fax:          -------------                    Fax:          -------------

Type of Service:
                      ---------------------------------
Duration:             [date/time]             through [date/time]
                                  -----------                     -------------
Hours:
                      ---------------------------------
Quantity:
        Capacity:
                      ---------------------------------
        Energy:
                      ---------------------------------
Rates:
                      ---------------------------------
Delivery Point(s):
                      ---------------------------------
Receiving Party(ies):
                      ---------------------------------
Receipt Point(s):
                      ---------------------------------
Delivering Party(ies):
                      ---------------------------------

Special Terms:

AGREED:

GTC                                         Transmission Customer

By:                                         By:
   ---------------------------                 ----------------------------

NOTICE: IF THE PARTY RECEIVING THIS CONFIRMATION DISAGREES WITH ANY OF THE TERMS SUMMARIZED HEREIN, IT SHALL PROMPTLY NOTIFY THE SENDING PARTY BY TELEPHONE AND FACSIMILE TRANSMISSION. FAILURE BY THE RECIPIENT TO EXECUTE AND RETURN THIS CONFIRMATION OR TO NOTIFY SENDER OF ITS DISAGREEMENT WITHIN ONE BUSINESS DAY OF RECEIVING THIS CONFIRMATION CONSTITUTES THE RECIPIENT'S AGREEMENT TO THE TERMS SET FORTH HEREIN.

                                     - B-8 -